UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                November 14, 2003
                Date of Report (date of earliest event reported)

                               DIGITALTHINK, INC.

             (Exact name of Registrant as specified in its charter)

     DELAWARE                     000-28687                     94-3244366
  ----------------------------------------------------------------------------
  (State or other         (Commission File Number)           (I.R.S. Employer
   jurisdiction of                                            Identification
   incorporation)                                             Number)

                               601 BRANNAN STREET
                         SAN FRANCISCO, CALIFORNIA 94107
                    (Address of principal executive offices)

                                 (415) 625-4000
              (Registrant's telephone number, including area code)







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Item 5. Other Events

In early November 2003, DigitalThink, Inc. reached a tentative settlement with IP Learn to license IP Learn's technology and to settle the patent litigation in which IP Learn had alleged that DigitalThink infringed on certain IP Learn patents. Under the terms of the tentative settlement, IP Learn would agree to release all claims covered by the lawsuit. In addition, IP Learn would grant DigitalThink irrevocable licenses for the patents covered by the lawsuit. In exchange, DigitalThink would agree to pay approximately $1.5 million to IP Learn in the form of approximately half in cash and half in stock and to release all counterclaims covered by the lawsuit. DigitalThink and IP Learn would agree that the amicable resolution of this litigation would not constitute an admission or concession of liability or fault by either party. All other terms of the tentative settlement agreement are confidential.

While this tentative settlement agreement was reached after September 30, 2003, the litigation that gave rise to the tentative settlement agreement existed at the balance sheet date of September 30, 2003. Accordingly, DigitalThink will recognize expenses of approximately $1.6 million during the quarter ended September 30, 2003 representing the tentative settlement amount and associated legal fees.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   November 14, 2003             DIGITALTHINK, INC.


                                       /s/  MICHAEL W. POPE
                                       --------------------------------------
                                       Michael W. Pope
                                       President and Chief Executive Officer